CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the use in this Pre-effective Amendment No. 1 to the Registration Statement for the AmeriPrime Insurance Trust of our audit report of the statement of assets and liabilities of the Trust and all references to our firm included in or made a part of this Amendment.


     /s/

     McCurdy & Associates CPA's, Inc.
     February 10, 1999